EXHIBIT EX-99.D14

                         FORM OF:



                          INVESTMENT ADVISORY AGREEMENT

      Investment Advisory Agreement (the "Agreement") dated this _____ day of _______, 2008 by and between The World Funds, Inc., a Maryland corporation (herein called the "Company"), and Epoch Investment Partners, Inc., a Delaware corporation (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares, each having its own investment policies; and

      WHEREAS, the Company desires to retain the Adviser to furnish investment advisory and management services to a fund of the Company, subject to the control of the Company's Board of Directors (the "Board" or the "Directors"), and the Adviser is willing to so furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be bound, it is agreed between the parties hereto as follows:

1. Appointment. The Company hereby appoints the Adviser to act as the Adviser to the Epoch U.S. Large Cap Equity Fund series of the Company (the "Fund") for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Duties of the Adviser. The Company employs the Adviser to manage the investments and reinvestment of the assets of the Fund, and to continuously review, supervise, and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold, to provide the Company and Commonwealth Shareholder Services, Inc. (the "Administrator") with records concerning the Adviser's activities which the Company is required to maintain, and to render regular reports to the Company's Officers and Board and to the Administrator concerning the Adviser's discharge of the foregoing responsibilities.

      The Adviser shall discharge the foregoing responsibilities subject to the control of the Company's Board and in compliance with such policies as the Board may from time to time establish, and in compliance with the objectives, policies, and limitations for the Fund as set forth in its prospectus and Statement of Additional Information, as amended from time to time, and applicable laws and regulations.

      The Company will instruct each of its agents and contractors to cooperate with the Adviser in the conduct of the business of the Fund.

      The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings, and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3. Sub-Advisers. It is understood that the Adviser may from time to time employ or associate itself with such person or persons as the Adviser may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Company for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Without limiting the generality or the foregoing, it is agreed that investment advisory services to the Fund may be provided by a sub-adviser acceptable to the Company and the Adviser and approved in accordance with the provisions of the 1940 Act. In the event that any sub-adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without further shareholder approval.

4. Fund Transactions. The Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of Fund securities for the Fund and is directed to use its best efforts to obtain the best price and execution for the Fund's transactions in accordance with the policies of the Company and Adviser as set forth from time to time in the Fund's prospectus and Statement of Additional Information. The Adviser will promptly communicate to the Company and to the Administrator such information relating to Fund transactions as they may reasonably request. The Company understands and agrees that the Adviser may, from time to time, aggregate orders for the purchase or sale of identical securities on behalf of its clients, including the Fund.

      It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or be in breach of any obligation owing to the Company under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Company to an unaffiliated broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund's prospectus and Statement of Additional Information. Subject to the foregoing, the Adviser may direct any transaction of the Fund to a broker which is affiliated with the Adviser in accordance with, and subject to, the policies and procedures approved by the Board of the Company pursuant to Rule 17e-1 under the 1940 Act. Such brokerage services are not deemed to be provided under this Agreement.

5. Compensation of the Adviser. For the services to be rendered by the Adviser under this Agreement, the Fund shall pay to the Adviser, and the Adviser will accept as full compensation, a fee accrued daily and payable monthly at an annual rate of 0.80% on the average daily net assets of the Fund.

      For the month and year in which this Agreement becomes effective, or terminates, there shall be an appropriate pro-ration of the advisory fee based on the number of days that the Agreement shall have been in effect during the month and year, respectively. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

6. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with the management of the Fund. Notwithstanding the foregoing, the Fund shall pay the expenses and costs of the Fund for the following:

a.              Taxes;

b.              Brokerage fees and commissions with regard to Fund transactions;

c. Interest charges, fees and expenses of the custodian of the securities;

d. Fees and expenses of the Company's transfer agent and the Administrator;

e.              Its proportionate share of auditing and legal expenses;

f. Its proportionate share of the cost of maintenance of corporate existence;

g. Its proportionate share of compensation of directors of the Company who are not interested persons of the Adviser as that term is defined by law;

h.              Its proportionate share of the costs of corporate meetings;

i. Federal and State registration fees and expenses incident to the sale of shares of the Fund;

j. Costs of printing and mailing prospectuses for the Fund's shares, reports and notices to existing shareholders;

k. The advisory fee payable to the Adviser, as provided in paragraph 5 herein;

l. Costs of recordkeeping (other than investment records required to be maintained by the Adviser), and daily pricing;

m. Distribution expenses in accordance with any Distribution Plan as and if approved by the shareholders of the Fund; and

n. Expenses and taxes incident to the failure of the Fund to qualify as a regulated investment company under the provisions of the Internal Revenue Code of 1986, as amended, unless such expenses and/or taxes arise from the negligence of another party.

7. Reports. The Company and the Adviser agree to furnish to each other, if applicable, current information required for the preparation by such parties of prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and to furnish to each other such other information and documents with regard to their affairs as each may reasonably request.

8. Status of the Adviser. The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for nor represent the Fund in any way, nor otherwise be deemed an agent of the Fund.

      Pursuant to comparable agreements, the Company may also retain the services of the Adviser to serve as the investment adviser to other series of the Company.

9. Books and Records. In compliance with the requirements of the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Company are the property of the Company, and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Adviser further agrees to preserve for the periods prescribed by the 1940 Act, and the rules or orders thereunder, the records required to be maintained by the 1940 Act.

10. Limitation of Liability of Adviser. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. (As used in this Paragraph 10, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser as well as that corporation itself).

11. Permissible Interests. Directors, agents, and shareholders of the Company are or may be interested in the Adviser (or any successor thereof) as directors, officers, or shareholders, or otherwise; directors, officers, agents, and shareholders of the Adviser are or may be interested in the Company as directors, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as a shareholder or otherwise. In addition, brokerage transactions for the Company may be effected through affiliates of the Adviser if approved by the Company's Board, subject to the rules and regulations of the U.S. Securities and Exchange Commission, and the policies and procedures adopted by the Company.

12. License of Name. The Adviser hereby authorizes the Company to use the name "Epoch Global Equity Shareholder Yield Fund" for the Fund. The Company agrees that if this Agreement is terminated it will promptly re-designate the name of the Fund to eliminate any reference to the name "Epoch Global Equity Shareholder Yield Fund" or any derivation thereof unless the Adviser waives this requirement in writing.

13. Duration and Termination. This Agreement shall become effective on the date first above written subject to its approval by the shareholders of the Fund and unless sooner terminated as provided herein, shall continue in effect for two
(2) years from that date. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually (a) by the vote of a majority of those members of the Company's Board who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of either the Board or of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Fund. Notwithstanding the foregoing, this Agreement may be terminated by the Fund or by the Company at any time on sixty (60) days' written notice, without the payment of any penalty, provided that termination must be authorized either by vote of the Company's Board or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser on sixty (60) days' written notice. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940
Act).

14. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the address stated below, or at such other address as either party may advise in writing:

      (a) To the Company at: 8730 Stony Point Parkway Suite 205 Richmond, Virginia 23235

      (b)                 To the Adviser at: 640 Fifth Avenue, 18th Floor New
                          York, New York 10019

16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

17. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Maryland, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.



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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                               EPOCH INVESTMENT PARTNERS, INC.


                                       BY:
------------------------------------



                                    Timothy T. Taussig
                                    President & Chief Operating
Officer




                               THE WORLD FUNDS, INC.


                                       BY:
------------------------------------
                                    John Pasco, III
                                    Chairman